KRONOS WORLDWIDE, INC. REPORTS FIRST QUARTER 2024 RESULTS

DALLAS, TEXAS…May 8, 2024…Kronos Worldwide, Inc. (NYSE:KRO) today reported net income of $8.1 million, or $.07 per share, in the first quarter of 2024 compared to a net loss of $15.2 million, or $.13 per share, in the first quarter of 2023. Net income increased in the first quarter of 2024 as compared to the first quarter of 2023 primarily due to higher income from operations as a result of the net effect of higher sales and production volumes, lower average TiO2 selling prices and lower production costs (primarily energy and raw material costs). Comparability of our results was also impacted by the effects of changes in currency exchange rates.

Net sales of $478.8 million in the first quarter of 2024 were $52.5 million, or 12%, higher than in the first quarter of 2023. Net sales increased in the first quarter of 2024 compared to the first quarter of 2023 due to the net effects of higher sales volumes due to strengthening demand for TiO2 in all our major markets and lower average TiO2 selling prices. TiO2 sales volumes were 28% higher in the first quarter of 2024 as compared to the first quarter of 2023. We started 2024 with average TiO2 selling prices 13% lower than at the beginning of 2023 and our average TiO2 selling prices declined 2% during the first quarter of 2024. Average TiO2 selling prices were 11% lower in the first quarter of 2024 as compared to the first quarter of 2023. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $4 million in first quarter of 2024 as compared to the first quarter of 2023. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment profit (see description of non-GAAP information below) in the first quarter of 2024 was $23.4 million as compared to our TiO2 segment loss of $14.8 million in the first quarter of 2023. Segment profit increased in the first quarter of 2024 compared to the first quarter of 2023 primarily due to higher income from operations due to the net effects of higher sales and production volumes, lower production costs (primarily energy and raw material costs) and lower average TiO2 selling prices. TiO2 production volumes were 15% higher in the first quarter of 2024 compared to the first quarter of 2023. We operated our production facilities at 76% of practical capacity utilization in the first three months of 2023 due to decreased demand and a higher production cost environment. Due to improved overall demand and a more favorable production cost environment, we increased our production rates to 87% of practical capacity utilization in the first three months of 2024. As a result, our unabsorbed fixed costs associated with production curtailments included in cost of sales decreased by $10 million to $12 million in the first quarter of 2024 compared to $22 million in the first quarter of 2023. Changes in currency exchange rates had a nominal effect on our income from operations in the first quarter of 2024 as compared to the same period in 2023.

Our net income (loss) before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the first quarter of 2024 was $31.7 million compared to EBITDA of $(5.0) million in the first quarter of 2023.

Our income from operations in the first quarter of 2024 includes an aggregate charge related to a write-off of deferred financing costs of $1.5 million ($1.1 million, or $.01 per share, net of income tax benefit).

Our loss from operations in the first quarter of 2023 includes an insurance settlement gain related to a 2020 business interruption insurance claim of $1.7 million ($1.3 million, or $.01 per share, net of income tax expense).

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that

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could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products
●	Our ability to realize expected cost savings from strategic and operational initiatives
●	The extent of the dependence of certain of our businesses on certain market sectors
●	The cyclicality of our business
●	Customer and producer inventory levels
●	Unexpected or earlier-than-expected industry capacity expansion
●	Changes in raw material and other operating costs (such as energy and ore costs)
●	Changes in the availability of raw materials (such as ore)
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises)
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises)
●	Technology related disruptions (including, but not limited to, cyber attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders
●	Competitive products and substitute products
●	Customer and competitor strategies
●	Potential consolidation of our competitors
●	Potential consolidation of our customers
●	The impact of pricing and production decisions
●	Competitive technology positions
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
●	The introduction of trade barriers or trade disputes
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies
●	Our ability to renew or refinance credit facilities
●	Changes in interest rates
●	Our ability to maintain sufficient liquidity
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
●	Government laws and regulations and possible changes therein including new environmental, health, safety, sustainability or other regulations (such as those seeking to limit or classify TiO2 or its use)
●	Pending or possible future litigation or other actions.

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Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit as net income before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

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KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share and metric ton data)

	Three months ended
	March 31,
	2023	2024

	(unaudited)
Net sales	$426.3	$478.8
Cost of sales	395.5	407.3

Gross margin	30.8	71.5

Selling, general and administrative expense	53.2	54.2
Other operating income (expense):
Currency transactions, net	5.4	5.8
Other income (expense), net	1.9	(.1)
Corporate expense	(3.2)	(3.5)

Income (loss) from operations	(18.3)	19.5

Other income (expense):
Trade interest income	.3	.4
Other interest and dividend income	1.7	.9
Marketable equity securities	(.7)	.3
Other components of net periodic pension and OPEB cost	(.9)	(.3)
Interest expense	(4.2)	(9.2)

Income (loss) before income taxes	(22.1)	11.6

Income tax expense (benefit)	(6.9)	3.5

Net income (loss)	$(15.2)	$8.1

Net income (loss) per basic and diluted share	$(.13)	$.07

Weighted average shares used in the calculation of net income (loss) per share	115.3	115.0

TiO2 data - metric tons in thousands:
Sales volumes	102	130
Production volumes	105	121

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KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME (LOSS) FROM

OPERATIONS TO SEGMENT PROFIT (LOSS)

(In millions)

	Three months ended
	March 31,
	2023	2024

	(unaudited)
Income (loss) from operations	$(18.3)	$19.5

Adjustments:
Trade interest income	.3	.4
Corporate expense	3.2	3.5

Segment profit (loss)	$(14.8)	$23.4

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Three months ended
	March 31,
	2023	2024

	(unaudited)
Net income (loss)	$(15.2)	$8.1

Adjustments:
Depreciation expense	12.9	10.9
Interest expense	4.2	9.2
Income tax expense (benefit)	(6.9)	3.5

EBITDA	$(5.0)	$31.7

IMPACT OF PERCENTAGE CHANGE IN NET SALES

Three months ended
March 31,
2024 vs. 2023

(unaudited)
Percentage change in net sales:
TiO2 sales volumes	28%
TiO2 product pricing	(11)
TiO2 product mix/other	(6)
Changes in currency exchange rates	1

Total	12%

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